Exhibit 99.1

Rimage Corporation Announces Future Departure of Chief Financial Officer

Minneapolis, MN—June 14, 2010—Rimage Corporation (Nasdaq: RIMG), today announced that Robert M. Wolf, chief financial officer, has provided notice of his intention to leave Rimage.  Mr. Wolf will remain employed up to October 31, 2010 while a search is completed to fill the chief financial officer position and to ensure a seamless management transition.

Sherman L. Black, president and chief executive officer, commented: “We respect Rob’s desire to pursue a new set of interests, and we wish him the very best in his future. His leadership, expertise, thoughtful guidance and friendship will be greatly missed. Rob has played a vital role at driving Rimage’s success during his 13 years here. His commitment to a carefully planned transition and willingness to be available to his successor demonstrate the abiding dedication that has been a hallmark of Rob’s career at Rimage.”

Wolf said: “Working at Rimage has been an extraordinary experience, both professionally and personally, and I am confident that Rimage’s future is extremely promising, especially given the progress that we have made over the past year at strengthening this business. While the decision to leave Rimage was difficult, my family and I believe this is the right time for me to focus on other interests. However, my near-term priority will be ensuring a seamless CFO transition.”

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of workflow-integrated digital publishing solutions that produce CD/DVD/Blu-ray discs with customized content and durable color or monochrome disc labeling. Key vertical markets and applications for our systems include video workflows, retail, medical imaging and law enforcement. In addition, we have launched a multi-year process aimed at transforming Rimage into a higher-performing business. Our comprehensive strategy involves strengthening Rimage’s core disc publishing business; generating new revenue streams by leveraging our core capabilities and transitioning from a hardware supplier into a provider of total solutions; and identifying and investing in future opportunities in adjacent markets with strong growth potential. Headquartered in Minneapolis, Minnesota, Rimage is a global business with operations in North America, Europe and Asia.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

For additional information, contact

Sherman L. Black, CEO	Richard G. Cinquina
Rimage Corporation	Equity Market Partners
952/944-8144	904/415-1415